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                                                                          EX 3.1


CELANESE AG / DRAFT ARTICLES OF ASSOCIATION

         SECTION I.  GENERAL PROVISIONS

SECTION 1       NAME AND REGISTERED SEAT

         (1)      The name of the Company is Celanese AG.

         (2)      The Company has its registered seat in Frankfurt am Main

SECTION 2       OBJECT OF THE COMPANY

         (1) The Company directs as group holding company a group of enterprises which carry on business, in particular, in the areas of chemicals and plastics.

         (2) The Company may carry on business itself in the areas mentioned in subparagraph (1) above as well as in other areas. It is entitled to take all actions and measures which relate to or which otherwise directly or indirectly may serve its objects.

         (3) The Company may also form, acquire, participate in enterprises, or bring them together under common control, in particular with regard to enterprises operating in the areas mentioned in subparagraph (1) above. It is entitled, mainly for investment purposes, to acquire interests in all kinds of enterprises. With regard to group companies and other enterprises in which it holds an interest, the Company may restrict itself to the administration of its interests, as well as dispose of them.

SECTION 3       CAPITAL STOCK AND SHARES

         The capital stock amounts to DM 279,576,845.00 ( in words: Deutsche Mark two hundred and seventy-nine million five hundred seventy-six thousand eight hundred forty-five) and is divided into 55,915,369 registered shares without nominal value.

SECTION 4       SHARE CERTIFICATES

         (1)      The form and contents of share certificates, dividend


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                  coupons and renewal coupons, if any, shall be determined by the Board of Management with the consent of the Supervisory Board. The same shall apply to debentures and interest coupons.

         (2) The claims of the shareholders to ask for certificates representing shares or dividend rights, as the case may be, is excluded to the extent legally permissible and unless certification is required under the rules of a stock exchange where the shares are listed. The Company may issue share certificates representing single shares (Einzelurkunden) as well as several shares (Sammelurkunden).

SECTION 5       BUSINESS YEAR

         The business year is the calendar year.

         SECTION II. CORPORATE GOVERNANCE

         A.       THE BOARD OF MANAGEMENT

SECTION 6       COMPOSITION, RULES OF PROCEDURE

         (1) The Board of Management shall consist of several members, the number of which shall be determined by the Supervisory Board.

         (2) The Supervisory Board may appoint a member of the Board of Management as Chairman of the Board of Management.

         (3) Resolutions of the Board of Management are passed by a simple majority of votes unless a greater majority is required by mandatory law. If resolutions are to be passed by a simple majority, in the case of a tie, the Chairman has the casting vote if the Board of Management consists of more than two persons.

SECTION 7       POWER OF REPRESENTATION

         (1) The Company is legally represented by two members of the Board of Management or by one member of the Board of Management together with an authorized signatory (Prokurist).

         (2) No authorized signatory (Prokurist) should be granted sole power of representation (Einzelprokura).


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         B.       THE SUPERVISORY BOARD

SECTION 8       COMPOSITIONS, ELECTIONS, TERM OF OFFICE

         (1) The Supervisory Board consists of six members all of whom shall be elected by the general shareholders' meeting.

         (2) The members are elected for the period up to the termination of the annual general meeting which decides on the ratification of their acts for the fourth business year following commencement of their term of office, not counting the business year in which that term begins. The general shareholders' meeting may, when electing, determine a shorter period of office for the shareholders' representatives.

         (3)      Retiring members are eligible for reelection.

         (4) A member of the Supervisory Board may, upon written notice, at any time render his resignation to take effect at the termination of the next annual general meeting. Immediate resignation is permitted for important reasons or with the approval of the Chairman of the Supervisory Board, or in the case of resignation by the Chairman with the approval of his deputy.

         (5) The general shareholders' meeting may appoint substitute members for the ordinary members of the Supervisory Board to be elected by the general shareholders' meeting. Such substitute members will become members of the Supervisory Board as provided in detail by such general shareholders' meeting when ordinary members retire prematurely. The term of office of a substitute member shall end with the termination of the general shareholders' meeting following his assumption of office as ordinary member; if no election of a successor takes place at the general shareholders' meeting, the term of office shall continue until the end of the term of office of the prematurely retired ordinary member of the Supervisory Board. Successors of ordinary members shall be elected for the remainder of the term of office of the retired member.

SECTION 9       CHAIRMAN AND COMMITTEES

         (1) Following the general shareholders' meeting in which all of the members of the Supervisory Board to be elected by the general shareholders' meeting have been elected, a meeting of the Supervisory Board is held for which no special invitation to attend is required. At this meeting the Supervisory Board shall elect a Chairman and a Deputy Chairman for the duration of its term of office.


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         (2)      The Supervisory Board may form committees from among its
                  members and, so far as legally permissible, delegate decision-making powers to them.


SECTION 10      CONVENING OF MEETINGS, QUORUM, VOTING

         (1) The Supervisory Board draws up its own rules of procedure (Geschaftsordnung). The following provisions apply with respect to the convening of its meetings, its quorum and the conduct of meetings; the rules of procedure may provide additional rules.

         (2) The members of the Board of Management shall attend meetings of the Supervisory Board for consultation purposes, unless in an individual case the Supervisory Board or its Chairman, or in the latter's absence his deputy, should decide otherwise.

         (3) Meetings of the Supervisory Board are convened by the Chairman or, if the Chairman is prevented from doing so, by his deputy by giving 14 days' prior notice. In urgent cases the period of notice may be reduced. The notice of the meeting shall set forth the individual items of the agenda with such clarity to allow members of the Supervisory Board not present at the meeting to make use of their right to cast a vote in writing pursuant to subparagraph (7).

         (4) Provided that invitations have been sent the last known addresses of all members of the Supervisory Board, a quorum shall be constituted if not less than three members participate in the resolution.

         (5) Unless other majorities are required by mandatory law, resolutions are passed by a simple majority of the votes cast. In determining the result of the vote, abstentions shall not be counted. The Chairman determines the conduct of the meeting as well as the method of voting. In the case of a tie, the Chairman decides whether the vote should be held again. If he considers it necessary, he is entitled to interrupt the meeting for a period of no longer than one week.

         (6) Resolutions shall only be passed on such items on the agenda for which due notice pursuant to subparagraph (3) has been given in

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                  the invitation to attend the meeting. If due notice has not been given for an item on the agenda, a resolution on the latter may only be passed if no member objects. In such a case members of the Supervisory Board who do not attend the meeting must be given the opportunity to object to the passing of the resolution within a reasonable period of time as determined by the Chairman; the resolution shall take effect only if the members of the Supervisory Board not having attended the meeting have not objected within such period.

         (7) Members of the Supervisory Board who do not attend a meeting may participate in the passing of resolutions by the Supervisory Board and its committees by authorizing other members of the Supervisory Board to present their written votes at the meeting.

         (8) The Chairman may arrange for a resolution of the Supervisory Board to be passed by written, telegraphic or telephonic statements, provided no other member objects to this procedure within a reasonable period of time as determined by the Chairman.

         (9) Legally binding declarations by the Supervisory Board shall be made by the Chairman in the name of the Supervisory Board, or in his absence, by his deputy.

         C.       GENERAL SHAREHOLDERS' MEETINGS

SECTION 11     PLACE

         General shareholders' meetings shall be held at the registered seat of the Company or in cities of the Federal Republic of Germany being the seat of a stock exchange, or in other domestic cities which have at least 500,000 residents, or cities with at least 100,000 residents where a production site of the company or one of its affiliates is located.

 SECTION 12    NOTICE OF GENERAL SHAREHOLDERS' MEETINGS

         Notice of the general shareholders' meeting shall be given at least one month prior to the last day on which the shareholders have to register for the general shareholders' meeting. The term of notice shall be calculated exclusive of the day on which notice is given and the last day of the registration period.

SECTION 13     RIGHT TO ATTEND GENERAL SHAREHOLDERS' MEETINGS

         Those shareholders who are registered in the share register on the day of the general shareholders' meeting and who have notified the company no later than at the third day before the general shareholders' meeting shall be entitled to attend the general shareholders' meeting and to exercise voting rights.


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SECTION 14     CHAIRMAN OF GENERAL SHAREHOLDERS' MEETINGS

         (1) The Chairman of the Supervisory Board or a member of the Supervisory Board or of the Board of Management nominated by the Supervisory Board, shall take the chair at general shareholders' meetings. If no member of the Supervisory Board or of the Board of Management takes the chair, the Chairman shall be elected by the meeting.

         (2) The Chairman of the meeting shall decide on the order of items on the agenda. He shall determine the manner, form and order of voting on the resolutions.

SECTION 15     RESOLUTIONS AND ELECTIONS

         (1) Each share entitles the owner to one vote at the general shareholders' meeting.

         (2) All resolutions of the general shareholders' meeting may be passed by a simple majority of the votes cast and, if a majority of capital is required, by a simple majority of the share capital represented in the meeting unless different requirements are stipulated by mandatory law.

         (3) Alterations to these Articles of Association which only affect the wording may be decided upon by the Supervisory Board.

        SECTION III.  ANNUAL ACCOUNTS, ANNUAL GENERAL MEETINGS, NOTICES

SECTION 16     ANNUAL ACCOUNTS

         (1) Within the first three months of each business year, the Board of Management shall prepare the annual accounts for the previous business year and the Management Report (Lagebericht) and submit them to the auditor. Immediately after receipt of the auditor's report the annual accounts and the Management Report together with the auditor's report and the proposal for the appropriation of profits shall be submitted to the Supervisory Board.

         (2) The annual accounts, the Management Report, the report of the Supervisory Board, and the proposal of the Board of Management for the appropriation of profits shall be made available for inspection by the shareholders at the office of the Company as from


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                  the date of the calling of the annual general meeting.

SECTION 17     ANNUAL GENERAL MEETING

         (1) The annual general meeting shall take place within the first eight months of every business year.

         (2) The annual general meeting shall resolve, in particular, regarding the appropriation of profits, the appointment of the auditor, the ratification of the acts of the Board of Management and of the Supervisory Board, the election of the members of the Supervisory Board and, where required by law, the approval of the annual accounts.

SECTION 18     APPROPRIATION OF, AND PARTICIPATION IN PROFITS

         (1) The profits as shown by the annual accounts, after deducting depreciation (Abschreibungen), write-downs,
                  (Wertberichtigungen), provisions (Ruckstellungen) and amounts allocated set aside by the Board of Management and Supervisory Board to reserves (Rucklagen), shall be distributed to the shareholders except to the extent that the general shareholders' meeting resolves to use it in another manner.

         (2) The dividends paid to the shareholders shall be proportional to their shares in the capital stock.

         (3) On an increase of the share capital, the participation of the new shares in the profits may be determined in a different manner from that set out in Section 60 of the German Stock Corporation Act (Aktiengesetz, "AktG").

SECTION 19     ANNOUNCEMENTS

         The Company's announcements are published in the German Federal Gazette (Bundesanzeiger).

SECTION 20     EXPENSES OF FORMATION

         Expenses incurred in connection with its formation shall be borne by the Company up to an amount of DM 1,500.

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